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                                                                EXHIBIT 99.1


Naperville, IL 4/19/96:

Chicago Rivet & Machine Co. (AMEX, symbol CVR) announced today that it has entered into a conditional agreement to purchase substantially all of the assets and assume certain liabilities of H & L Tool Company, Inc. of Madison Heights, Michigan. The transaction is subject to various conditions, including completion by the Company of its due diligence investigation and the negotiation of a satisfactory purchase and sale agreement. While the exact purchase price will be determined by the definitive contract, the purchase price is expected to be approximately $19 million, in a combination of cash and the assumption of certain liabilities. The transaction is expected to be financed by a combination of available cash and outside borrowing. Total borrowing is expected to be approximately $8 million. The assets to be purchased include all of H & L Tool's production equipment and facilities located in Madison Heights, Michigan. Upon completion of the transaction, Chicago Rivet intends to continue operations at that location under the H & L Tool name.

Chicago Rivet & Machine Co. is a manufacturer of rivets, cold-formed fasteners and automated assembly equipment primarily for the automotive and appliance industries privately held. H & L Tool Company, Inc., established in 1945, is a privately held manufacturer of specialty cold-formed fasteners and screw machine products primarily serving the automotive industry.


For further information, contact:


John C. Osterman
President, Chicago Rivet & Machine Co.
708-357-8500